EXHIBIT 2.1

AGREEMENT

This Agreement is dated as of July 13, 2012 (the “Agreement”) by and among Hicks Acquisition Company II, Inc., a Delaware corporation (“Buyer”), Paperweight Development Corp., a Wisconsin corporation (“PDC”), and Appleton Papers Inc., a Delaware corporation (“Appleton”).

WHEREAS

Buyer, HH-HACII, L.P., PDC and Appleton are parties to an Equity Purchase Agreement dated as of May 16, 2012, as amended (the “Equity Purchase Agreement”);

Buyer and PDC are parties to a Cross Purchase Agreement dated as of May 16, 2012 (the “Cross Purchase Agreement”); and

Buyer, PDC and Appleton wish to terminate the Equity Purchase Agreement and the Cross Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Buyer and Appleton hereby terminate the Equity Purchase Agreement in accordance with Section 9.1(a)(i) thereof. However, as set forth in Section 9.1(d) of the Equity Purchase Agreement, the respective obligations of the parties pursuant to (i) Section 6.1(d) thereof, except as otherwise provided in the Confidentiality Agreement (as defined in the Equity Purchase Agreement), (ii) Section 6.6 thereof and (iii) ARTICLE IX thereof survive the termination of the Equity Purchase Agreement.

2. Buyer and PDC hereby terminate the Cross Purchase Agreement in accordance with Section 6.1(a)(i) thereof. However, as set forth in Section 6.1(d) of the Cross Purchase Agreement, the respective obligations of the parties pursuant to ARTICLE VI thereof survive the termination of the Cross Purchase Agreement.

3. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware

4. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.

By:	/s/ Christina W. Vest
Name:	Christina W. Vest
Title:	CEO

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	President/CEO

APPLETON PAPERS INC.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	President/CEO